Notice Regarding Your Monthly Distribution


                  FIRST TRUST ENERGY INFRASTRUCTURE FUND (FIF)

The closed-end fund listed above has declared a distribution payable on January 15, 2015, to shareholders of record as of January 6, 2015, with an ex-dividend date of January 2, 2015. This Notice is meant to provide you information about the sources of your Fund's distributions. You should not draw any conclusions about the Fund's investment performance from the amount of its distribution or from the terms of its Managed Distribution Plan.

The following tables set forth the estimated amounts of the current distribution and the cumulative distributions paid this fiscal year to date for the Fund from the following sources: net investment income ("NII"); net realized short-term capital gains ("STCG"); net realized long-term capital gains ("LTCG"); and return of capital ("ROC"). These estimates are based upon information as of December 31, 2014, are calculated based on a generally accepted accounting principles ("GAAP") basis and include the prior fiscal year-end undistributed net investment income. The amounts and sources of distributions are expressed per common share.

                                                                                                             ANNUALIZED     5 YEAR
                                                                                                               CURRENT       AVG.
                                 TOTAL                                                                          DIST.       ANNUAL
                                CURRENT       CURRENT DISTRIBUTION ($)           CURRENT DISTRIBUTION (%)       RATE        TOTAL
 FUND      FUND      FISCAL     DISTRI-  -----------------------------------  -----------------------------   AS A % OF     RETURN
TICKER    CUSIP     YEAR END    BUTION      NII      STCG      LTCG   ROC (2)  NII     STCG    LTCG  ROC (2)   NAV (3)    ON NAV (4)
------  ---------  ----------  --------  --------  --------  -------- ------  ------  ------  ------ ------  -----------  ----------
FIF (5) 33738C103  11/30/2015  $0.11000  $0.02643  $0.01124  $0.07233   --    24.03%  10.22%  65.75%    --      5.03%       23.38%


                                TOTAL                                                                        CUMULATIVE
                              CUMULATIVE                                                                     FISCAL YTD   CUMULATIVE
                                FISCAL        CUMULATIVE DISTRIBUTIONS          CUMULATIVE DISTRIBUTIONS       DISTRI-    FISCAL YTD
                                 YTD               FISCAL YTD ($)                    FISCAL YTD (%)            BUTIONS      TOTAL
 FUND      FUND      FISCAL    DISTRIBU- -----------------------------------  -----------------------------   AS A % OF     RETURN
TICKER    CUSIP     YEAR END   TIONS (1)   NII       STCG      LTCG   ROC (2)  NII     STCG    LTCG  ROC (2)   NAV (3)    ON NAV (4)
------  ---------  ----------  --------  --------  --------  -------- ------  ------  ------  ------ ------  -----------  ----------
FIF (5) 33738C103  11/30/2015  $0.22000  $0.05287  $0.02249  $0.14464   --    24.03%  10.22%  65.75%   --       0.84%        1.73%


(1)   Includes the most recent monthly distribution paid on January 15, 2015.

(2) The Fund estimates that it has distributed more than its income and net realized capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund's investment performance and should not be confused with "yield" or "income."

(3)   Based on Net Asset Value ("NAV") as of December 31, 2014.

(4) Total Returns are through December 31, 2014 and since the Fund's inception was less than five years ago, the return included in the 5 Year Average Annual Total Return on NAV column is from September 27, 2011, the Fund's inception, through December 31, 2014.

(5) The Fund anticipates that, due to the tax treatment of cash distributions made by Master Limited Partnerships in which the Fund invests, a portion of distributions the Fund makes to Common Shareholders may consist of a tax-deferred return of capital.

The amounts and sources of distributions reported in this Notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund's investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes. You should not use this Notice as a substitute for your Form 1099-DIV.

-----------------------------
First Trust Advisors L.P. Contact:
          Jim Dykas (630) 517-7665